Exhibit 16.1

November 2, 2020

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Ladies and Gentlemen:

We are the former independent registered public accounting firm for Flux Power Holdings, Inc. (the “Company”) and its subsidiary, Flux Power, Inc. We have read the Company’s disclosure set forth in Item 4.01 “Changes in Registrant’s Certifying Accountant” of the Company’s Current Report on Form 8-K dated November 2, 2020 (the “Current Report”) and are in agreement with the disclosure in the Current Report, insofar as it pertains to our firm.

Sincerely,

/S/ SQUAR MILNER LLP
SQUAR MILNER LLP